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                                                                 EXHIBIT 23.4


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Audit Committee Report," "Relationship with Independent Auditors" and "Experts" in the Registration Statement (Form S-4 No. 333-61620) and related joint proxy statement/prospectus of Price Enterprises, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 19, 2001 (except for Note 13, as to which the date is January 26, 2001), with respect to the consolidated financial statements and schedules of Price Enterprises, Inc. included in the Amendment No. 3 to the Annual Report (Form 10-K/A) for the year ended December 31, 2000.

                                       /s/ ERNST & YOUNG LLP

San Diego, California
July 27, 2001